Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

We are a self-managed, fully integrated mortgage banking company that owns and manages a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company.  We have elected to be taxed as a real estate investment trust for federal income tax purposes.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” On November 29, 2005, the last reported sale price of our common stock was $11.25 per share. The following table sets forth, for the first, second, third and fourth quarters of 2005 (through November 29, 2005), the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$17.00	$13.96
Second Quarter	$14.58	$12.00
Third Quarter	$15.20	$11.22
Fourth Quarter (through November 29, 2005)	$11.81	$9.93

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2005 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2005.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005, Prospectus Supplement No. 1 dated May 16, 2005, Prospectus Supplement No. 2 dated July 5, 2005, Prospectus Supplement No. 3 dated August 15, 2005, Prospectus Supplement No. 4 dated October 21, 2005 and Prospectus Supplement No. 5 dated November 14, 2005 with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

See “Risk Factors” beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 30, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 28, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items

On November 28, 2005, Fieldstone Investment Corporation (the “Company”) issued a press release announcing approval by its board of directors of a program to repurchase up to a total of $40 million market value of shares of its outstanding common stock. Subject to applicable securities laws, purchase decisions will be taken based upon market conditions and other factors, and purchases will be made from time to time through December 31, 2006 in the open market at prevailing market prices or through negotiated private transactions, at management’s discretion.  The stock repurchase program will be funded by currently available working capital.  The full text of the press release is incorporated herein by reference into this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press release dated November 28, 2005 announcing stock repurchase program.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: November 28, 2005	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 23, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2005, Fieldstone Mortgage Investment Corporation (“FMIC”), a wholly owned subsidiary of Fieldstone Investment Corporation (the “Company”), closed a securitization and the related offering of approximately $1.156 billion of notes by Fieldstone Mortgage Investment Trust 2005-3 (the “Trust”).   The Company retained the Class M9, M10, M11, M12 and M13 notes, which collectively represent $61.7 million in principal amount.

The securitization features credit enhancement in the form of excess interest (including net swap receipts under an interest rate swap agreement), overcollateralization, subordination and limited cross-collateralization.  The initial level of overcollateralization for the notes is approximately $9.3 million.  In addition, the Company has made certain representations and warranties concerning the mortgage loans securing the notes.  In the event of a breach of a representation or warranty with respect to a mortgage loan, the Company may be required either to repurchase such mortgage loan from the Trust or, under certain circumstances, to substitute a mortgage loan having characteristics substantially similar to the mortgage loan subject to the breach of the representation or warranty.

A copy of the press release announcing this securitization transaction is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press release dated November 23, 2005 announcing a $1.156 billion asset-backed securitization.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: November 30, 2005	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

3

FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 6

November 30, 2005